Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262496

ARK VENTURE FUND

Supplement dated November 18, 2025

to the Prospectus for ARK Venture Fund (the “Fund”) dated October 28, 2025.

This Supplement updates certain information contained in the Prospectus with respect to the Fund. You may obtain a copy of the Fund’s Prospectus free of charge, upon request, by calling toll-free 888-511-2347, accessing the Fund’s website at ark-ventures.com/investor-resources, or by writing to ARK Investment Management LLC, 200 Central Avenue, Suite 220, St. Petersburg, Florida 33701.

The Fund has been granted exemptive relief from the U.S. Securities and Exchange Commission to, among other things, issue multiple classes of the Fund’s outstanding shares of beneficial interest (including Class D Shares, Class S Shares and Class U Shares, the “Shares”) and to impose asset-based distribution and/or service fees and early-withdrawal charges with respect to certain classes.

Accordingly, the Fund’s Prospectus is revised as follows:

The first paragraph under the table on the cover page of the Prospectus is hereby replaced with the following:

The Fund has received exemptive relief from the U.S. Securities and Exchange Commission (the “SEC”) to, among other things, issue multiple classes of Shares and to impose asset-based distribution and/or service fees and early-withdrawal charges with respect to certain classes (the “Multi-Class Exemptive Relief”). An investment in any class of Shares represents an investment in the same assets of the Fund. However, the sales charges and ongoing fees and expenses for each class of Shares may be different.

The third paragraph of the section entitled “PURCHASE OF SHARES” on pages 4-5 of the Prospectus is hereby replaced with the following:

The Fund has received the Multi-Class Exemptive Relief from the SEC to, among other things, issue multiple classes of Shares and to impose asset-based distribution and/or service fees and early-withdrawal charges with respect to certain classes. An investment in any class of Shares represents an investment in the same assets of the Fund. However, the sales charges and ongoing fees and expenses for each class of Shares may be different. The Fund may also offer additional classes of Shares in the future with sales charges, fees and expenses that differ from the classes of Shares described in this prospectus.

Please retain this supplement for future reference.